Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-4 of Park National Corporation of our report dated March 4, 2025, with respect to the consolidated financial statements of First Citizens Bancshares, Inc. and subsidiaries as of and for the years ended December 31, 2024 and 2023.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ATA, PC
Dyersburg, Tennessee
December 16, 2025